Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 15, 2022, relating to the consolidated financial statements of Mallinckrodt plc (Debtor-in-Possession) (in examination under Part 10 of the Irish Companies Act 2014) and the effectiveness of Mallinckrodt plc’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Mallinckrodt plc for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

St. Louis, Missouri

July 1, 2022